Exhibit 99.2

For Release: March 3, 2010
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the fourth quarter 2009
(All dollars are in thousands, except per share amounts, unless otherwise noted)

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2009; increases in financing costs; limits on liquidity; any adverse outcomes in any significant litigation to which the Company is a party; and changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations (including changes resulting from new laws, such as any new laws enacted to implement the Administration’s 2010 budget proposals as they relate to the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”)), which may reduce the volume, average term, special allowance payments, and yields on student loans under the FFELP, or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this Supplement. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this Supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$153,891	162,786	286,279	683,449	1,267,003
Amortization of loan premiums and deferred
origination costs	(18,558)	(19,531)	(21,036)	(73,529)	(90,620)
Investment interest	1,477	1,943	8,084	10,287	37,998
Total interest income	136,810	145,198	273,327	620,207	1,214,381

Interest expense:
Interest on bonds and notes payable	56,262	76,016	234,868	384,862	1,026,489

Net interest income	80,548	69,182	38,459	235,345	187,892
Less provision for loan losses	6,000	7,500	7,000	29,000	25,000

Net interest income after provision
for loan losses	74,548	61,682	31,459	206,345	162,892

Other income (expense):
Loan and guaranty servicing revenue	27,467	26,006	21,769	108,747	99,942
Tuition payment processing and campus commerce revenue	13,521	12,987	12,175	53,894	48,155
Enrollment services revenue	31,209	30,670	29,257	119,397	112,405
Software services revenue	4,740	4,600	4,773	21,164	24,115
Other income	28,669	11,094	4,988	68,152	22,775
Gain (loss) on sale of loans, net	26,762	8,788	(3,988)	35,148	(51,414)
Derivative market value, foreign currency,
and put option adjustments	5,265	2,826	46,348	(30,802)	10,827
Derivative settlements, net	479	4,914	9,668	39,286	55,657
Total other income	138,112	101,885	124,990	414,986	322,462

Operating expenses:
Salaries and benefits	39,316	37,810	41,262	155,532	183,393
Other expenses	27,284	29,217	45,510	120,198	147,192
Cost to provide enrollment services	18,718	20,323	16,903	74,926	64,965
Impairment expense	32,728	—	—	32,728	18,834
Amortization of intangible assets	4,998	5,312	6,511	22,249	26,230
Total operating expenses	123,044	92,662	110,186	405,633	440,614

Income before income taxes	89,616	70,905	46,263	215,698	44,740

Income tax expense	(30,553)	(24,501)	(16,103)	(76,573)	(17,896)

Income from continuing operations	59,063	46,404	30,160	139,125	26,844

Income from discontinued operations, net of tax	—	—	837	—	1,818

Net income	$59,063	46,404	30,997	139,125	28,662

Earnings per common share:
Basic:
Continuing operations	$1.18	0.93	0.61	2.79	0.54
Discontinued operations	—	—	0.02	—	0.04
Net earnings	$1.18	0.93	0.63	2.79	0.58

Diluted:
Continuing operations	$1.18	0.93	0.61	2.78	0.54
Discontinued operations	—	—	0.02	—	0.04
Net earnings	$1.18	0.93	0.63	2.78	0.58

Weighted average shares outstanding - basic	49,639,329	49,611,423	49,075,755	49,484,816	49,099,967
Weighted average shares outstanding - diluted	49,838,374	49,808,856	49,289,186	49,685,143	49,324,278

Condensed Consolidated Balance Sheets

	As of	As of	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
		(unaudited)

Assets:
Student loans receivable, net	$23,926,957	23,764,263	25,413,008
Student loans receivable - held for sale	—	1,627,794	—
Cash and cash equivalents	338,181	334,293	189,847
Restricted cash and investments	717,233	849,419	1,158,257
Goodwill	143,717	175,178	175,178
Intangible assets, net	53,538	59,803	77,054
Other assets	696,801	781,112	841,553
Total assets	$25,876,427	27,591,862	27,854,897

Liabilities:
Bonds and notes payable	$24,805,289	26,586,093	26,787,959
Other liabilities	286,575	277,695	423,712
Total liabilities	25,091,864	26,863,788	27,211,671

Shareholders' equity	784,563	728,074	643,226

Total liabilities and shareholders' equity	$25,876,427	27,591,862	27,854,897

OVERVIEW

The Company is a transaction processing and finance company focused primarily on providing quality education related products and services to students, families, schools, and financial institutions nationwide.  The Company earns its revenue from fee-based processing businesses, including its loan servicing, payment processing, and lead generation businesses, and the net interest income on its student loan portfolio.

The Company has certain business objectives in place that include:

•	Grow and diversify revenue from fee generating businesses
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Eliminate exposure to liquidity risk and unfunded debt burden

Achieving these business objectives has impacted the financial condition and operating results of the Company during 2009. In addition, legislation concerning the student loan industry has impacted and will continue to impact the financial condition and operating results of the Company.  Each of these items are discussed below.

Grow and Diversify Revenue from Fee-Based Businesses

In recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. As shown below, revenue earned from businesses less dependent upon the FFEL Program has grown $5.0 million (16.2%) and $22.1 million (18.3%) for the three months and year ended December 31, 2009 compared to the same periods in 2008.

	Three months ended
	December 31,	December 31,
	2009	2008	$ Change	% Change

Tuition Payment Processing and Campus Commerce	$13,521	12,175	1,346
Enrollment Services - Lead Generation	22,477	18,794	3,683

	35,998	30,969	$5,029	16.2%

Enrollment Services - Other	8,732	10,463
Student Loan and Guaranty Servicing	28,784	22,663
Software and Technical Services	3,805	3,879
Net interest income from fee-based segments	15	463

Total revenue from fee-based segments	$77,334	68,437

	Year ended
	December 31,	December 31,
	2009	2008	$ Change	% Change

Tuition Payment Processing and Campus Commerce	$53,894	48,155	5,739
Enrollment Services - Lead Generation	88,851	72,513	16,338

	142,745	120,668	$22,077	18.3%

Enrollment Services - Other	30,546	39,929
Student Loan and Guaranty Servicing	113,974	104,287
Software and Technical Services	17,463	19,707
Net interest income from fee-based segments	174	3,107

Total revenue from fee-based segments	$304,902	287,698

Department of Education Servicing Contract

In June 2009, the Department of Education named the Company as one of four private sector servicers awarded a servicing contract to service all federally-owned student loans, including FFELP loans purchased by the Department pursuant to ECASLA. No later than August 2010, the Company expects to also begin servicing new loans originated under the Direct Loan Program. Servicing volume has initially been allocated by the Department to the four servicers and performance factors such as customer satisfaction levels and default rates will determine volume allocations over time. The contract spans five years with one, five-year renewal option.  Servicing loans under this contract will further diversify the Company’s revenue and customer base.

For the federal fiscal year ended September 30, 2009, the estimated volume for the Direct Loan Program was approximately $38 billion, an increase of 110% from the federal fiscal year ended September 30, 2008.  This increase was the result of schools shifting from the FFELP to the Direct Loan Program as a result of lenders exiting the FFELP marketplace, due to legislation and capital market disruptions. See “Legislation – Recent Developments.”  Regardless of the outcome of the currently proposed legislation, the Direct Loan Program volume is expected to increase substantially in the next few years, which would lead to an increase in servicing volume for the Department’s four private sector servicers.

The Company began servicing loans for the Department in September 2009 and recognized approximately $1.7 million of revenue under this contract in 2009. As of December 31, 2009 and March 1, 2010, the Company was servicing approximately $3.4 billion and $6.3 billion, respectively, of loans under the Department’s servicing contract, which includes approximately $1.5 billion and $4.3 billion, respectively, of loans not previously serviced by the Company that were sold by third parties to the Department as part of the ECASLA Purchase Program.

Manage Operating Costs

The Company has continued to focus on managing costs and gaining efficiencies and has continued to benefit from restructuring activities.  As shown below, excluding the cost to provide enrollment services and restructuring and impairment charges, operating expenses decreased $9.6 million (12.0%) and $46.2 million (13.7%) for the three months and year ended December 31, 2009 compared to the same periods in 2008 and remained relatively flat with an increase of $1.2 million (1.8%) for the three months ended December 31, 2009 compared to the three months ended September 30, 2009.

Operating Expenses

	Three months ended
	December 31,	December 31,
	2009	2008	$ Change	% Change

Salaries and benefits (a)	$37,962	41,302	(3,340)	(8.1)%
Other expenses (b)	32,282	38,496	(6,214)	(16.1)
Operating expenses, excluding the cost
to provide enrollment services and restructure
and impairment expenses	70,244	79,798	$(9,554)	(12.0)%
Cost to provide enrollment services	18,718	16,903
Restructure expense (c)	1,354	(40)
Impairment expense	32,728	—
Liquidity contingency planning fees (d)	—	13,525
Total operating expenses	$123,044	110,186

	Three months ended
	December 31,	September 30,
	2009	2009	$ Change	% Change

Salaries and benefits (a)	$37,962	36,398	1,564	4.3%
Other expenses (b)	32,282	32,601	(319)	(1.0)
Operating expenses, excluding the cost
to provide enrollment services and restructure
and impairment expenses	70,244	68,999	$1,245	1.8%
Cost to provide enrollment services	18,718	20,323
Restructure expense (c)	1,354	3,340
Impairment expense	32,728	—
Total operating expenses	$123,044	92,662

	Year ended
	December 31,	December 31,
	2009	2008	$ Change	% Change

Salaries and benefits (a)	$151,285	177,724	(26,439)	(14.9)%
Other expenses (b)	138,712	158,499	(19,787)	(12.5)
Operating expenses, excluding the cost
to provide enrollment services and restructure,
impairment, and liquidity related expenses	289,997	336,223	$(46,226)	(13.7)%
Cost to provide enrollment services	74,926	64,965
Restructure expense (c)	7,982	7,067
Impairment expense	32,728	18,834
Liquidity contingency planning fees (d)	—	13,525
Total operating expenses	$405,633	440,614

(a)	Excludes restructure expenses related to employee termination benefits.

(b)	Excludes liquidity contingency planning fees and restructure expenses related to lease terminations.

(c)	Restructure expense is included in “salaries and benefits” and “other expenses” in the condensed consolidated statements of income.

(d)
Liquidity contingency planning fees were incurred by the Company to minimize exposure related to the equity support provisions of the Company’s FFELP loan warehouse facility.  These fees are included in “other expenses” in the condensed consolidated statements of income.

Included in operating expenses for the three months and year ended December 31, 2009 is an impairment charge of $32.7 million related to the impairment of goodwill and intangible assets related to the Company’s direct marketing and list management business.  This business has been negatively affected by the economic recession and deterioration of the direct-to-consumer student loan market.  As of December 31, 2009, the Company has $143.7 million of goodwill remaining on its consolidated balance sheet.  See note 6 of the notes to the consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2009, which provides a summary of the remaining goodwill by operating segment.

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) during 2008 and 2009 is summarized below.

During the three months and year ended December 31, 2009, loan interest income includes $38.9 million (65 basis points of spread contribution) and $145.1 million (58 basis points), respectively, of fixed rate floor income compared to $12.3 million (19 basis points) and $37.5 million (14 basis points) during the same periods in 2008. The increase in fixed rate floor income throughout 2009 is due to a decrease in interest rates.  The Company’s variable student loan spread increased throughout 2009 as a result of the tightening of the commercial paper rate, which is the primary rate the Company earns on its student loan portfolio, and the LIBOR rate, which is the primary rate the Company pays to fund its student loan assets.

If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset backed securitizations that are structured to substantially match the maturity of the funded assets and there are minimal liquidity issues related to these facilities. In addition, due to the difference between the yield the Company receives on the loans and cost of financing within these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

Based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.43 billion. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for further details related to the estimated future cash flow from the Company’s portfolio.

Eliminate Exposure to Liquidity Risk and Unfunded Debt Burden

Reducing Liquidity Risk

The Company had a FFELP warehouse facility that was due to expire in May 2010 that provided for formula-based advance rates based on current market conditions, which required equity support to be posted to the facility under certain circumstances.  As of December 31, 2008, the Company had $1.6 billion of student loans in this facility, $1.4 billion borrowed under the facility, and $280.6 million in cash posted as equity funding support for the facility.  During 2009, the Company has reduced its liquidity exposure under this facility as a result of the following transactions:

•	In March 2009, the Company completed a $294.6 million asset-backed securitization and refinanced loans previously financed in the facility.

•	In June 2009, the Company accessed the Department’s Conduit Program and refinanced loans previously financed in the facility.

•
In August 2009, the Company entered into a new $500.0 million FFELP warehouse facility that expires in August 2012.  In August 2009, the Company utilized the new warehouse facility to refinance all remaining loans in the old warehouse facility.  Refinancing these loans allowed the Company to terminate the prior facility and withdraw all remaining equity funding support.

In the fourth quarter of 2009, the Company completed asset-backed securities transactions totaling $852.9 million.  On February 17, 2010, the Company also completed an asset-backed securities transaction of $523.3 million. The Company used the proceeds from the sale of these notes to purchase student loans that were previously financed in the new FFELP warehouse facility and certain other existing asset-backed securitizations.  As of March 1, 2010, $30.5 million was outstanding under the new FFELP warehouse and $469.5 million was available for future use.

In addition to the new FFELP warehouse, the Company has reliable sources of liquidity available for new FFELP Stafford and PLUS loan originations for the 2009-2010 academic year under the Department’s Participation and Purchase Programs.

Debt Repurchases

During 2009, the Company repurchased outstanding debt as summarized below. Gains recorded by the Company from the repurchase of debt are included in “other income” on the Company’s condensed consolidated statements of income.

	Three months ended December 31, 2009
	Notional amount	Purchase price	Gain

Asset-backed securities	$302,105	279,454	22,651

	Three months ended September 30, 2009
	Notional amount	Purchase price	Gain (loss)

5.125% Senior Notes due 2010	$137,898	138,505	(607)

Asset-backed securities	44,950	39,095	5,855

	$182,848	177,600	5,248

	Year ended December 31, 2009			Remaining balance as of
	Notional amount	Purchase price	Gain	December 31, 2009

5.125% Senior Notes due 2010	$208,284	196,529	11,755	$66,716

Junior Subordinated Hybrid Securities	1,750	350	1,400	$198,250

Asset-backed securities	348,155	319,627	28,528

	$558,189	516,506	41,683

Subsequent to December 31, 2009 (through March 1, 2010), the Company has repurchased an additional $174.5 million (notional amount) of asset-backed securities resulting in a gain of approximately $6 million.

Legislation

ECASLA

In August 2008, the Department implemented the Loan Purchase Commitment Program and the Loan Purchase Participation Program pursuant to ECASLA.  During the three months and year ended December 31, 2009, the Company sold $1.7 billion and $2.1 billion, respectively, of student loans to the Department under the Purchase Program, resulting in gains of $26.9 million and $36.6 million.  As of December 31, 2009, the Company had $463.9 million of FFELP loans funded using the Participation Program.  The Company plans to continue to use the Participation Program to fund certain loans originated for the 2009-2010 academic year.

Recent Developments

On February 26, 2009, the President introduced a fiscal year 2010 Federal budget proposal calling for the elimination of the FFEL Program and a recommendation that all new student loan originations be funded through the Federal Direct Loan Program.    On September 17, 2009, the House of Representatives passed H.R. 3221, the Student Aid and Fiscal Responsibility Act (“SAFRA”), which would eliminate the FFEL Program and require that, after July 1, 2010, all new federal student loans be made through the Federal Direct Loan Program. The Senate is expected to begin its consideration of similar student loan reform legislation sometime in 2010. In addition to the House-passed legislation, there are several other proposals for changes to the education financing framework that may be considered that would maintain a role for private lenders in the origination of federal student loans.  These include a possible extension of ECASLA, which expires on July 1, 2010, and the Student Loan Community Proposal, a proposal endorsed by a cross-section of FFELP service providers (including the Company) as an alternative to the 100% federal direct lending proposal included in SAFRA.

Elimination of the FFEL Program would impact the Company’s operations and profitability by, among other things, reducing the Company’s interest revenues as a result of the inability to add new FFELP loans to the Company’s portfolio and reducing guarantee and third-party FFELP servicing fees as a result of reduced FFELP loan servicing and origination volume. Additionally, the elimination of the FFEL Program could reduce education loan software licensing opportunities and related consulting fees received from lenders using the Company’s software products and services.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service student loans.  No later than August 2010, the Company expects to begin servicing new loans originated under the Direct Loan Program. If legislation is passed mandating that all new student loan originations be funded through the Direct Loan Program, revenue from servicing loans under this contract will partially offset the loss of revenue if the FFEL Program is eliminated.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income.  While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.

Base net income is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes base net income to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company’s results of operations.  While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes base net income provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to base net income.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

GAAP net income	$59,063	46,404	30,997	139,125	28,662
Base adjustments:
Derivative market value, foreign currency,
and put option adjustments	(5,265)	(2,826)	(46,348)	30,802	(10,361)
Amortization of intangible assets	4,998	5,312	6,511	22,249	26,230
Compensation related to business combinations	—	—	476	159	2,999
Variable rate floor income, net of settlements on derivatives	—	—	—	(7,502)	(32,360)
Total base adjustments before income taxes	(267)	2,486	(39,361)	45,708	(13,492)
Net tax effect (a)	91	(859)	13,776	(16,227)	5,792
Total base adjustments	(176)	1,627	(25,585)	29,481	(7,700)
Base net income	58,887	48,031	5,412	168,606	20,962
Discontinued operations, net of tax	—	—	(837)	—	(1,818)

Base net income, excluding discontinued operations	$58,887	48,031	4,575	168,606	19,144

Earnings per share:
GAAP net income	$1.18	0.93	0.63	2.79	0.58
Adjustment for application of the two-class method
of computing earnings per share (b)	0.01	0.01	—	0.02	—
Total base adjustments	—	0.03	(0.52)	0.60	(0.15)
Base net income	1.19	0.97	0.11	3.41	0.43
Discontinued operations, net of tax	—	—	(0.02)	—	(0.04)

Base net income, excluding discontinued operations	$1.19	0.97	0.09	3.41	0.39

(a)	For 2009, income taxes are applied at 38%. For 2008, income taxes are applied at the consolidated effective tax rate.

(b)
On January 1, 2009, the Company began applying the two-class method of computing earnings per share.  Prior period earnings per share data was retroactively adjusted.  The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common stockholders.  The adjustment to base net income reflects the earnings allocated to unvested restricted stockholders.

The following table summarizes the impact to base net income from restructuring, impairment, and liquidity related charges recognized by the Company.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Base net income, excluding discontinued operations	$58,887	48,031	4,575	168,606	19,144
Adjusted base adjustments:
Restructuring charges	1,354	3,340	(40)	7,982	7,067
Impairment expense	32,728	—	—	32,728	18,834
Liquidity related charges (a)	—	—	17,513	—	64,939
Adjusted base adjustments before income taxes	34,082	3,340	17,473	40,710	90,840
Net tax effect (b)	(11,620)	(1,154)	(6,199)	(14,452)	(28,889)
Total adjusted base adjustments	22,462	2,186	11,274	26,258	61,951

Base net income, excluding discontinued operations, restructuring charges (net of tax), impairment expense (net of tax), and
liquidity related charges (net of tax)	$81,349	50,217	15,849	194,864	81,095

Earnings per share:
Base net income, excluding discontinued operations	$1.19	0.97	0.09	3.41	0.39
Restructuring charges, net of tax	0.02	0.04	—	0.10	0.10
Impairment expense, net of tax	0.43	—	—	0.43	0.26
Liquidity related charges, net of tax (a)	—	—	0.23	—	0.90

Base net income, excluding discontinued operations, restructuring charges (net of tax), impairment expense (net of tax), and
liquidity related charges (net of tax)	$1.64	1.01	0.32	3.94	1.65

(a)	Liquidity related charges were incurred by the Company to minimize exposure related to the equity support provisions of the Company’s FFELP loan warehouse facility.

(b)	For 2009, income taxes are applied at 38%. For 2008, income taxes are applied at the consolidated effective tax rate.

Historical Non-GAAP Performance Measures and Other Financial Data

The Company has demonstrated its ability to grow earnings and shareholders’ equity as shown by the tables below.

Earnings Growth

	Year ended December 31,
	2003	2004	2005	2006	2007	2008	2009

GAAP net income	$27,103	149,179	181,122	68,155	32,854	28,662	139,125

Base net income, excluding discontinued operations,
restructuring charges (net of tax), impairment
expense (net of tax), and liquidity related
charges (net of tax)	27,797	54,938	75,681	76,130	85,270	81,095	194,864

Earnings per common share:

GAAP	0.60	2.78	3.37	1.27	0.66	0.58	2.79

Base net income, excluding discontinued operations,
restructuring charges (net of tax), impairment
expense (net of tax), and liquidity related
charges (net of tax)	0.61	1.02	1.41	1.42	1.72	1.65	3.94

Shareholder Value

	As of December 31,							2003 - 2009
	2003	2004	2005	2006	2007	2008	2009	CAGR

Shareholders' equity	$305,489	456,175	649,492	671,850	608,879	643,226	784,563	17.0%
Tangible shareholders' equity	293,859	439,383	405,862	318,842	331,354	390,994	587,308	12.2%
Book value per common share	5.70	8.50	12.03	12.79	12.31	13.05	15.73	18.4%
Tangible book value per common share	5.48	8.19	7.52	6.07	6.70	7.93	11.77	13.6%

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income”.  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value, foreign currency, and put option adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP.  Changes in fair value of derivative instruments should be recognized currently in earnings unless specific hedge accounting criteria are met.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps.  Management has structured all of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of operations.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

In 2008, “base net income” also excluded the change in fair value of put options issued by the Company for certain business acquisitions.  The put options were valued by the Company each reporting period using a Black-Scholes pricing model.  Therefore, the fair value of those options were primarily affected by the strike price and term of the underlying option, the Company’s stock price, and the dividend yield and volatility of the Company’s stock.  The Company believed those point-in-time estimates of value were subject to fluctuations which made it difficult to evaluate the ongoing results of operations against the Company’s business plans and affected the period-to-period comparability of the results of operations.  In 2008, the Company settled all of its obligations related to these put options.

The gains and/or losses included in “Derivative market value, foreign currency, and put option adjustments” on the attached consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations:  The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company.  As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement.  “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.  If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.

Variable rate floor income, net of settlements on derivatives:  Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments.  The Company refers to this additional income as variable-rate floor income.  The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads.  In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

The Company has used derivative instruments to hedge variable rate floor income during certain periods. During the year ended December 31, 2008, the Company made payments (settlements) of $10.0 million on such derivatives.  None of the payments (settlements) were made during the three months ended December 31, 2008. These settlements are netted with variable-rate floor income and are excluded from “base net income.”

Discontinued operations: In May 2007, the Company sold EDULINX.  As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented.  The Company presents “base net income” excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.

Operating Segments

The Company has five operating segments as follows:

•	Student Loan and Guaranty Servicing
•	Tuition Payment Processing and Campus Commerce
•	Enrollment Services
•	Software and Technical Services
•	Asset Generation and Management

The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management.  The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies included in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further, management measures the profitability of the Company’s operating segments based on base net income.  Accordingly, information regarding the Company’s operating segments is provided based on base net income.  The Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment.  The Company has made several acquisitions that have expanded the Company’s products and services and has diversified its revenue – primarily from fee-based businesses.  The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions.  These products and services help students and families plan and pay for their education and students plan their careers.  The Company’s products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle.  The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, reducing legislative and political risk.

Student Loan and Guaranty Servicing

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties and servicing provided to guaranty agencies.  The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating fee revenue when performed for third-party clients.  The guaranty servicing activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services to guaranty agencies.  The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Origination and servicing of FFELP loans
•	Origination and servicing of non-federally insured student loans
•	Servicing and support outsourcing for guaranty agencies

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service all federally-owned student loans, including FFELP loans purchased by the Department pursuant to ECASLA. No later than August 2010, the Company expects to also begin servicing new loans originated under the Direct Loan Program. Servicing volume has initially been allocated by the Department to the four servicers and performance factors such as customer satisfaction levels and default rates will determine volume allocations over time. The contract spans five years with one, five-year renewal option. Servicing loans under this contract will increase revenue earned by this segment.  However, operating margins under this contract are expected to be lower than historical levels achieved.

Tuition Payment Processing and Campus Commerce

The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle.  The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students.  In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (lead generation and recruitment services) and helping students plan and prepare for life after high school (content management and publishing and editing services).  Lead generation products and services include vendor lead management services and admissions lead generation. Recruitment services include pay per click marketing management, email marketing, list marketing services, and admissions consulting. Content management products and services include online courses and related services.  Publishing and editing services include test preparation study guides and essay and resume editing services.

Software and Technical Services

The Software and Technical Services operating segment develops student loan servicing software, which is used internally by the Company and also licensed to third-party student loan holders and servicers. This segment also provides information technology products and services, with core areas of business in educational loan software solutions, legacy modernization, technical consulting services, and Enterprise Content Management solutions.

Asset Generation and Management Operating Segments

The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing the student loan portfolio.  The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose.  In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment.  This includes derivative activity and the related derivative market value and foreign currency adjustments.

Segment Operating Results

The tables below reflect base net income for each of the Company’s operating segments.  Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended December 31, 2009
	Fee-Based
		Tuition
	Student	Payment							"Base net
	Loan	Processing		Software		Asset	Corporate		income"
	and	and		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$10	5	—	—	15	136,013	1,461	(679)	—	136,810
Interest expense	—	—	—	—	—	51,084	5,857	(679)	—	56,262
Net interest income (loss)	10	5	—	—	15	84,929	(4,396)	—	—	80,548

Less provision for loan losses	—	—	—	—	—	6,000	—	—	—	6,000
Net interest income (loss) after
provision for loan losses	10	5	—	—	15	78,929	(4,396)	—	—	74,548

Other income (expense):
Loan and guaranty servicing revenue	27,849	—	—	—	27,849	—	(382)	—	—	27,467
Tuition payment processing and campus commerce revenue	—	13,521	—	—	13,521	—	—	—	—	13,521
Enrollment services revenue	—	—	31,209	—	31,209	—	—	—	—	31,209
Software services revenue	935	—	—	3,805	4,740	—	—	—	—	4,740
Other income	146	—	—	—	146	26,846	1,677	—	—	28,669
Gain (loss) on sale of loans, net	—	—	—	—	—	26,762	—	—	—	26,762
Intersegment revenue	22,813	65	139	3,773	26,790	—	7,730	(34,520)	—	—
Derivative market value, foreign
currency, and put option adjustments	—	—	—	—	—	—	—	—	5,265	5,265
Derivative settlements, net	—	—	—	—	—	479	—	—	—	479
Total other income (expense)	51,743	13,586	31,348	7,578	104,255	54,087	9,025	(34,520)	5,265	138,112

Operating expenses:
Salaries and benefits	13,762	6,203	5,927	5,322	31,214	1,564	6,357	181	—	39,316
Restructure expense - severance and
contract terminination costs	805	—	—	222	1,027	—	327	(1,354)	—	—
Impairment expense	—	—	32,728	—	32,728	—	—	—	—	32,728
Cost to provide enrollment services	—	—	18,718	—	18,718	—	—	—	—	18,718
Other expenses	8,041	2,630	3,624	1,038	15,333	3,931	8,020	—	4,998	32,282
Intersegment expenses	8,687	838	517	672	10,714	21,963	670	(33,347)	—	—
Total operating expenses	31,295	9,671	61,514	7,254	109,734	27,458	15,374	(34,520)	4,998	123,044

Income (loss) before income taxes	20,458	3,920	(30,166)	324	(5,464)	105,558	(10,745)	—	267	89,616
Income tax (expense) benefit (a)	(7,774)	(1,490)	11,463	(123)	2,076	(40,112)	7,574	—	(91)	(30,553)
Net income (loss) from continuing operations	12,684	2,430	(18,703)	201	(3,388)	65,446	(3,171)	—	176	59,063
Income from discontinued operations , net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$12,684	2,430	(18,703)	201	(3,388)	65,446	(3,171)	—	176	59,063

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

Before tax operating margin (1):
Three months ended December 31, 2009	41.1%	28.8%	8.2%	7.2%	27.1%	70.8%
Three months ended September 30, 2009	39.9%	28.6%	4.3%	1.5%	24.6%	47.3%
Three months ended December 31, 2008	26.2%	25.1%	5.3%	6.0%	17.8%	(14.4%)

(1) Before tax operating margin excludes restructure and impairment expenses and fixed rate floor income.

	Three months ended September 30, 2009
	Fee-Based
		Tuition
	Student	Payment							"Base net
	Loan	Processing		Software		Asset	Corporate		income"
	and	and		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$23	16	—	—	39	144,310	1,191	(342)	—	145,198
Interest expense	—	—	—	—	—	69,914	6,444	(342)	—	76,016
Net interest income (loss)	23	16	—	—	39	74,396	(5,253)	—	—	69,182

Less provision for loan losses	—	—	—	—	—	7,500	—	—	—	7,500
Net interest income (loss) after
provision for loan losses	23	16	—	—	39	66,896	(5,253)	—	—	61,682

Other income (expense):
Loan and guaranty servicing revenue	26,387	—	—	—	26,387	—	(381)	—	—	26,006
Tuition payment processing and campus commerce revenue	—	12,987	—	—	12,987	—	—	—	—	12,987
Enrollment services revenue	—	—	30,670	—	30,670	—	—	—	—	30,670
Software services revenue	966	—	—	3,634	4,600	—	—	—	—	4,600
Other income	137	—	—	—	137	9,959	998	—	—	11,094
Gain (loss) on sale of loans, net	—	—	—	—	—	8,788	—	—	—	8,788
Intersegment revenue	21,525	62	139	3,793	25,519	—	8,355	(33,874)	—	—
Derivative market value, foreign
currency, and put option adjustments	—	—	—	—	—	—	—	—	2,826	2,826
Derivative settlements, net	—	—	—	—	—	4,914	—	—	—	4,914
Total other income (expense)	49,015	13,049	30,809	7,427	100,300	23,661	8,972	(33,874)	2,826	101,885

Operating expenses:
Salaries and benefits	12,468	6,399	5,337	5,756	29,960	1,693	5,919	238	—	37,810
Restructure expense- severance and
contract terminination costs	2,646	—	—	292	2,938	—	402	(3,340)	—	—
Impairment expense	—	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	20,323	—	20,323	—	—	—	—	20,323
Other expenses	7,613	2,265	3,266	776	13,920	4,801	8,567	1,929	5,312	34,529
Intersegment expenses	9,398	670	550	786	11,404	20,764	533	(32,701)	—	—
Total operating expenses	32,125	9,334	29,476	7,610	78,545	27,258	15,421	(33,874)	5,312	92,662

Income (loss) before income taxes	16,913	3,731	1,333	(183)	21,794	63,299	(11,702)	—	(2,486)	70,905
Income tax (expense) benefit (a)	(6,427)	(1,418)	(507)	70	(8,282)	(24,054)	6,976	—	859	(24,501)
Net income (loss) from continuing operations	10,486	2,313	826	(113)	13,512	39,245	(4,726)	—	(1,627)	46,404
Income from discontinued operations , net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$10,486	2,313	826	(113)	13,512	39,245	(4,726)	—	(1,627)	46,404

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

	Three months ended December 31, 2008
	Fee-Based
		Tuition
	Student	Payment							"Base net
	Loan	Processing		Software		Asset	Corporate		income"
	and	and		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$217	218	1	24	460	271,639	2,029	(801)	—	273,327
Interest expense	—	—	(3)	—	(3)	223,867	11,805	(801)	—	234,868
Net interest income (loss)	217	218	4	24	463	47,772	(9,776)	—	—	38,459

Less provision for loan losses	—	—	—	—	—	7,000	—	—	—	7,000
Net interest income (loss) after
provision for loan losses	217	218	4	24	463	40,772	(9,776)	—	—	31,459

Other income (expense):
Loan and guaranty servicing revenue	21,769	—	—	—	21,769	—	—	—	—	21,769
Tuition payment processing and campus commerce revenue	—	12,175	—	—	12,175	—	—	—	—	12,175
Enrollment services revenue	—	—	29,257	—	29,257	—	—	—	—	29,257
Software services revenue	894	—	—	3,879	4,773	—	—	—	—	4,773
Other income	7	—	—	—	7	3,614	1,367	—	—	4,988
Gain (loss) on sale of loans, net	—	—	—	—	—	(5,609)	1,621	—	—	(3,988)
Intersegment revenue	18,353	60	—	1,838	20,251	—	16,541	(36,792)	—	—
Derivative market value, foreign
currency, and put option adjustments	—	—	—	—	—	—	—	—	46,348	46,348
Derivative settlements, net	—	—	—	—	—	9,668	—	—	—	9,668
Total other income (expense)	41,023	12,235	29,257	5,717	88,232	7,673	19,529	(36,792)	46,348	124,990

Operating expenses:
Salaries and benefits	10,955	5,840	5,678	4,050	26,523	2,159	13,329	(1,225)	476	41,262
Restructure expense - severance and
contract terminination costs	—	—	—	—	—	—	(40)	40	—	—
Cost to provide enrollment services	—	—	16,903	—	16,903	—	—	—	—	16,903
Other expenses	6,792	3,136	3,423	588	13,939	19,886	11,712	(27)	6,511	52,021
Intersegment expenses	12,697	352	1,705	761	15,515	19,351	714	(35,580)	—	—
Total operating expenses	30,444	9,328	27,709	5,399	72,880	41,396	25,715	(36,792)	6,987	110,186

Income (loss) before income taxes	10,796	3,125	1,552	342	15,815	7,049	(15,962)	—	39,361	46,263
Income tax (expense) benefit (a)	(3,779)	(1,094)	(543)	(119)	(5,535)	(2,467)	5,675	—	(13,776)	(16,103)
Net income (loss) from continuing operations	7,017	2,031	1,009	223	10,280	4,582	(10,287)	—	25,585	30,160
Income from discontinued operations , net of tax	—	—	—	—	—	—	—	—	837	837
Net income (loss)	$7,017	2,031	1,009	223	10,280	4,582	(10,287)	—	26,422	30,997

(a) Income taxes are aplied to each operating segment based on the consolidated effective tax rate for the period.

	Year ended December 31, 2009
	Fee-Based
		Tuition
	Student	Payment							"Base net
	Loan	Processing		Software		Asset	Corporate		income"
	and	and		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$112	62	—	—	174	609,143	5,391	(2,003)	7,502	620,207
Interest expense	—	—	—	—	—	357,930	28,935	(2,003)	—	384,862
Net interest income (loss)	112	62	—	—	174	251,213	(23,544)	—	7,502	235,345

Less provision for loan losses	—	—	—	—	—	29,000	—	—	—	29,000
Net interest income (loss) after
provision for loan losses	112	62	—	—	174	222,213	(23,544)	—	7,502	206,345

Other income (expense):
Loan and guaranty servicing revenue	110,273	—	—	—	110,273	—	(1,526)	—	—	108,747
Tuition payment processing and campus commerce revenue	—	53,894	—	—	53,894	—	—	—	—	53,894
Enrollment services revenue	—	—	119,397	—	119,397	—	—	—	—	119,397
Software services revenue	3,701	—	—	17,463	21,164	—	—	—	—	21,164
Other income	644	—	—	—	644	45,697	21,811	—	—	68,152
Gain (loss) on sale of loans, net	—	—	—	—	—	35,148	—	—	—	35,148
Intersegment revenue	85,104	237	555	14,586	100,482	—	33,469	(133,951)	—	—
Derivative market value, foreign
currency, and put option adjustments	—	—	—	—	—	—	—	—	(30,802)	(30,802)
Derivative settlements, net	—	—	—	—	—	39,286	—	—	—	39,286
Total other income (expense)	199,722	54,131	119,952	32,049	405,854	120,131	53,754	(133,951)	(30,802)	414,986

Operating expenses:
Salaries and benefits	54,289	25,549	23,222	21,978	125,038	6,767	24,777	(1,209)	159	155,532
Restructure expense- severance and
contract termination costs	5,964	—	—	936	6,900	—	1,082	(7,982)	—	—
Impairment expense	—	—	32,728	—	32,728	—	—	—	—	32,728
Cost to provide enrollment services	—	—	74,926	—	74,926	—	—	—	—	74,926
Other expenses	35,391	9,642	13,226	3,330	61,589	19,566	35,307	3,736	22,249	142,447
Intersegment expenses	37,039	2,800	2,121	2,867	44,827	81,335	2,334	(128,496)	—	—
Total operating expenses	132,683	37,991	146,223	29,111	346,008	107,668	63,500	(133,951)	22,408	405,633

Income (loss) before income taxes	67,151	16,202	(26,271)	2,938	60,020	234,676	(33,290)	—	(45,708)	215,698
Income tax (expense) benefit (a)	(25,518)	(6,156)	9,984	(1,118)	(22,808)	(89,178)	19,186	—	16,227	(76,573)
Net income (loss) from continuing operations	41,633	10,046	(16,287)	1,820	37,212	145,498	(14,104)	—	(29,481)	139,125
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—	—
Net income (loss)	$41,633	10,046	(16,287)	1,820	37,212	145,498	(14,104)	—	(29,481)	139,125

(a) Income taxes are applied based on 38% if income (loss) before taxes for the individual operating segments.

Before tax operating margin (1):
Year ended December 31, 2009	36.6%	29.9%	5.4%	12.1%	24.5%	45.4%
Year ended December 31, 2008	26.6%	31.1%	4.7%	13.8%	19.6%	16.9%

(1) Before tax operating margin excludes restructure and impairment expenses and fixed rate floor income.

	Year ended December 31, 2008
	Fee-Based
		Tuition
	Student	Payment							"Base net
	Loan	Processing		Software		Asset	Corporate		income"
	and	and		and	Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Technical	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$1,377	1,689	17	24	3,107	1,164,329	6,810	(2,190)	42,325	1,214,381
Interest expense	—	—	—	—	—	986,556	42,123	(2,190)	—	1,026,489
Net interest income (loss)	1,377	1,689	17	24	3,107	177,773	(35,313)	—	42,325	187,892

Less provision for loan losses	—	—	—	—	—	25,000	—	—	—	25,000
Net interest income (loss) after provision
for loan losses	1,377	1,689	17	24	3,107	152,773	(35,313)	—	42,325	162,892

Other income (expense):
Loan and guaranty servicing income	99,916	—	—	—	99,916	26	—	—	—	99,942
Tuition payment processing and campus commerce revenue	—	48,155	—	—	48,155	—	—	—	—	48,155
Enrollment services revenue	—	—	112,405	—	112,405	—	—	—	—	112,405
Software services revenue	4,371	—	37	19,707	24,115	—	—	—	—	24,115
Other income	51	—	—	—	51	17,401	5,323	—	—	22,775
Gain (loss) on sale of loans	—	—	—	—	—	(53,035)	1,621	—	—	(51,414)
Intersegment revenue	75,361	302	2	6,831	82,496	—	63,384	(145,880)	—	—
Derivative market value, foreign
currency, and put option adjustments	—	—	—	—	—	466	—	—	10,361	10,827
Derivative settlements, net	—	—	—	—	—	65,622	—	—	(9,965)	55,657
Total other income (expense)	179,699	48,457	112,444	26,538	367,138	30,480	70,328	(145,880)	396	322,462

Operating expenses:
Salaries and benefits	51,320	23,290	24,379	18,081	117,070	8,316	54,910	98	2,999	183,393
Restructure expense - severance and
contract termination costs	747	—	282	487	1,516	1,845	3,706	(7,067)	—	—
Impairment expense	5,074	—	—	—	5,074	9,351	4,409	—	—	18,834
Cost to provide enrollment services	—	—	64,965	—	64,965	—	—	—	—	64,965
Other expenses	33,922	9,879	11,224	2,489	57,514	35,679	53,975	24	26,230	173,422
Intersegment expenses	47,737	1,397	6,641	2,323	58,098	77,105	3,732	(138,935)	—	—
Total operating expenses	138,800	34,566	107,491	23,380	304,237	132,296	120,732	(145,880)	29,229	440,614

Income (loss) before income taxes	42,276	15,580	4,970	3,182	66,008	50,957	(85,717)	—	13,492	44,740
Income tax (expense) benefit(a)	(14,321)	(5,175)	(1,730)	(1,021)	(22,247)	(18,356)	28,499	—	(5,792)	(17,896)
Net income (loss) from continuing operations	27,955	10,405	3,240	2,161	43,761	32,601	(57,218)	—	7,700	26,844
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	1,818	1,818
Net income (loss)	$27,955	10,405	3,240	2,161	43,761	32,601	(57,218)	—	9,518	28,662

(a) Income taxes are aplied to each operating segment based on the consolidated effective tax rate for the period.

Corporate Activity and Overhead in the previous tables primarily includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments
•	Certain corporate activities and unallocated overhead functions related to executive management, human resources, accounting and finance, legal, marketing, and corporate technology support

The adjustments required to reconcile from the Company’s base net income measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, discontinued operations, and certain other items that management does not consider in evaluating the Company’s operating results.  See “Non-GAAP Performance Measures.”  The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Software	Asset	Corporate
	and	Processing		and	Generation	Activity
	Guaranty	and Campus	Enrollment	Technical	and	and
	Servicing	Commerce	Services	Services	Management	Overhead	Total

	Three months ended December 31, 2009

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	(2,930)	(2,335)	(5,265)
Amortization of intangible assets	1,079	1,842	1,967	110	—	—	4,998
Compensation related to business combinations	—	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(700)	(747)	(42)	1,113	877	91

Total adjustments to GAAP	$669	1,142	1,220	68	(1,817)	(1,458)	(176)

	Three months ended September 30, 2009

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	(2,826)	—	(2,826)
Amortization of intangible assets	1,078	1,842	2,251	141	—	—	5,312
Compensation related to business combinations	—	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(410)	(700)	(855)	(54)	1,074	86	(859)

Total adjustments to GAAP	$668	1,142	1,396	87	(1,752)	86	1,627

	Three months ended December 31, 2008

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	(46,348)	—	(46,348)
Amortization of intangible assets	1,165	1,889	3,258	199	—	—	6,511
Compensation related to business combinations	—	—	—	—	—	476	476
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—	—
Income from discontinued operations, net of tax	(837)	—	—	—	—	—	(837)
Net tax effect (a)	(408)	(661)	(1,140)	(70)	16,222	(167)	13,776

Total adjustments to GAAP	$(80)	1,228	2,118	129	(30,126)	309	(26,422)

	Year ended December 31, 2009

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	34,569	(3,767)	30,802
Amortization of intangible assets	4,315	7,440	9,961	533	—	—	22,249
Compensation related to business combinations	—	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(7,502)	—	(7,502)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—
Net tax effect (a)	(1,640)	(2,827)	(3,787)	(202)	(10,285)	2,514	(16,227)

Total adjustments to GAAP	$2,675	4,613	6,174	331	16,782	(1,094)	29,481

	Year ended December 31, 2008

Derivative market value, foreign currency, and
put option adjustments	$—	—	—	—	(13,844)	3,483	(10,361)
Amortization of intangible assets	4,751	7,826	12,451	1,057	145	—	26,230
Compensation related to business combinations	—	—	—	—	—	2,999	2,999
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	(32,360)	—	(32,360)
Loss from discontinued operations, net of tax	(1,818)	—	—	—	—	—	(1,818)
Net tax effect (a)	(1,590)	(2,615)	(4,185)	(354)	16,770	(2,234)	5,792

Total adjustments to GAAP	$1,343	5,211	8,266	703	(29,289)	4,248	(9,518)

(a)
For 2009, income taxes are based on 38% of income (loss) before income taxes for the individual operating segments.  For 2008, income taxes are applied to the individual operating segments using the Company’s consolidated effective tax rate for each applicable period.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Variable student loan interest margin, net
of settlements on derivatives	$46,496	39,749	39,579	148,181	210,217
Fixed rate floor income, net of
settlements on derivatives	38,911	38,848	12,269	145,098	37,457
Investment interest	1,477	1,943	8,084	10,287	37,998
Corporate debt interest expense	(5,857)	(6,444)	(11,805)	(28,935)	(42,123)
Provision for loan losses	(6,000)	(7,500)	(7,000)	(29,000)	(25,000)

Net interest income after
provision for loan losses (net of
settlements on derivatives)	$75,027	66,596	41,127	245,631	218,549

Other Income

The following table summarizes the components of “other income” included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Gains on debt repurchases	$22,651	5,248	—	41,683	—
Borrower late fee income	2,658	2,859	2,607	11,305	11,515
Gain on sale of equity method investment	—	—	—	3,500	—
Other	3,360	2,987	2,381	11,664	11,260
Other income	$28,669	11,094	4,988	68,152	22,775

Derivative Market Value, Foreign Currency, and Put Option Adjustments

The following table summarizes the components of “derivate market value, foreign currency, and put option adjustments” included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Change in fair value of derivatives	$(13,059)	42,182	33,822	6,852	(38,576)
Foreign currency transaction adjustment (re-measured
of Euro notes)	18,324	(39,356)	12,526	(37,654)	52,886
Change in fair value of put options
issued in business acquisitions	—	—	—	—	(3,483)

Derivative market value, foreign currency,
and put option adjustments	$5,265	2,826	46,348	(30,802)	10,827

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Interest rate swaps	(1,573)	(436)	(842)	(2,020)	(15,036)

Average/discrete basis swaps	(224)	646	4,236	11,483	44,947

1/3 basis swaps	719	3,071	911	21,192	1,805

Cross-currency interest rate swaps	1,557	1,633	5,363	8,631	23,941

Derivative settlements, net	$479	4,914	9,668	39,286	55,657

Student Loans Receivable

Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses.  The following table describes the components of the Company’s loan portfolio:

	As of December 31, 2009
			Originated	Originated	2009-2010
			prior to	on or after	Academic
	Total		10/1/07	10/1/07 (a)	year loans (b)
Federally insured:
Stafford	$7,145,966	29.9%	$6,237,445	494,611	413,910
PLUS/SLS	474,826	2.0%	372,434	52,122	50,270
Consolidation	15,851,761	66.3%	15,665,937	185,824	—

Total federally insured	23,472,553	98.2%	$22,275,816	732,557	464,180
	100.0%		94.9%	3.1%	2.0%

Non-federally insured	163,321	0.6%

Total student loans receivable (gross)	23,635,874	98.8%

Unamortized premiums and deferred
origination costs	341,970	1.4%
Allowance for loan losses:
Federally insured	(30,102)	(0.1%)
Non-federally insured	(20,785)	(0.1%)

Total student loans receivable (net)	$23,926,957	100.0%

	As of September 30, 2009
			Originated	Originated	2008-2009	2009-2010
			prior to	on or after	Academic	Academic
	Total		10/1/07	10/01/07 (a)	year loans (b)	year loans (b)
Federally insured:
Stafford	$8,321,669	32.8%	$6,140,869	452,558	1,445,080	283,162
PLUS/SLS	615,513	2.4%	369,335	47,585	162,089	36,504
Consolidation	15,965,190	62.9%	15,778,158	187,032	—	—

Total federally insured	24,902,372	98.1%	$22,288,362	687,175	1,607,169	319,666
	100.0%		89.4%	2.8%	6.5%	1.3%

Non-federally insured	167,114	0.7%

Total student loans receivable (gross)	25,069,486	98.7%

Unamortized premiums and deferred
origination costs - held for investment	352,066	1.4%
Unamortized premiums and deferred
origination costs - held for sale	20,625	0.1%
Allowance for loan losses:
Federally insured	(29,015)	(0.1%)
Non-federally insured	(21,105)	(0.1%)

Total student loans receivable (net)	$25,392,057	100.0%

	As of December 31, 2008
			Originated	Originated	2008-2009
			prior to	on or after	Academic
	Total		10/1/07	10/1/07 (a)	year loans (b)
Federally insured:
Stafford	$7,602,568	29.9%	$6,641,817	390,658	570,093
PLUS/SLS	527,670	2.1%	412,142	48,346	67,182
Consolidation	16,657,703	65.5%	16,614,950	42,753	—

Total federally insured	24,787,941	97.5%	$23,668,909	481,757	637,275
	100.0%		95.5%	1.9%	2.6%

Non-federally insured	273,108	1.1%

Total student loans receivable (gross)	25,061,049	98.6%

Unamortized premiums and deferred
origination costs	402,881	1.6%
Allowance for loan losses:
Federally insured	(25,577)	(0.1%)
Non-federally insured	(25,345)	(0.1%)

Total student loans receivable (net)	$25,413,008	100.0%

(a)	Federally insured student loans originated on or after October 1, 2007 earn a reduced annual yield as a result of the enactment of the College Cost Reduction and Access Act of 2007 in September 2007.

(b)	2008-2009 and 2009-2010 academic year loans are eligible to be participated and sold to the Department under the Department’s Participation and Purchase Programs.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Variable student loan yield	2.61%	2.64%	4.98%	2.87%	5.42%
Consolidation rebate fees	(0.71)	(0.68)	(0.72)	(0.70)	(0.73)
Premium and deferred origination costs amortization	(0.31)	(0.31)	(0.33)	(0.30)	(0.35)
Variable student loan net yield	1.59	1.65	3.93	1.87	4.34
Student loan cost of funds - interest expense	(0.83)	(1.07)	(3.38)	(1.40)	(3.66)
Student loan cost of funds - derivative settlements	0.03	0.08	0.16	0.16	0.23
Variable student loan spread	0.79	0.66	0.71	0.63	0.91
Variable-rate floor income, net of
settlements on derivatives	—	—	—	(0.03)	(0.06)
Fixed rate floor income, net of
settlements on derivatives	0.65	0.61	0.19	0.58	0.14

Core student loan spread	1.44%	1.27%	0.90%	1.18%	0.99%

Average balance of student loans (in thousands)	$23,731,121	25,056,836	25,516,571	24,794,311	26,044,507
Average balance of debt outstanding (in thousands)	24,045,176	25,677,213	26,121,885	25,286,533	26,869,364